Exhibit 10.1

July 21, 2025

Eric D. Shaff

By email

Re: Transition

Dear Eric:

You have informed Seres Therapeutics, Inc. (the “Company”) of your desire to resign your officer and employee positions with the Company. Accordingly, you and the Company agree that your employment with the Company will end on July 31, 2025 (the “Separation Date”) as set forth in this letter agreement (the “Letter”). Reference is made to that certain Second Amended and Restated Employment Agreement previously entered into between you and the Company, dated as of January 29, 2021 (the “Employment Agreement”).

Separation; Board Service

As of the Separation Date, you acknowledge and agree that you resign from all offices and positions you hold with the Company and all of its controlled affiliates, other than your service on the Board of Directors of the Company (the “Board”), which will continue following the Separation Date as a non-employee director. Your compensation as a non-employee director will be governed by the Company’s compensation program for its non-employee directors (which, for the avoidance of doubt, does not include an initial equity award in connection with your transition from an employee director to non-employee director on the Separation Date). You will not be entitled to any compensation or benefits (including severance) for your employment services following the Separation Date, other than as provided under Section 3(c) of the Employment Agreement or expressly set forth herein.

You agree to provide periodic advisory services to the Company following the Separation Date as reasonably requested by the Company from time to time to ensure a smooth transition of your former duties (the “Transition Services”). You will not receive any additional compensation from the Company for such Transition Services.

Compensation; Equity Awards

The Company agrees that your continuing service as a non-employee director of the Board will constitute your continued service to the Company for purposes of the vesting and post-termination exercise periods of the Company equity awards you hold as of the Separation Date.

Additionally, the Company agrees to pay to you an amount of cash equal to the prorated annual bonus earned by you during the portion of the 2025 fiscal year prior to the Separation Date, as determined by the Board in its discretion based upon actual performance achieved or, if the Board determines in its discretion, in a higher amount (the “Prorated Bonus”). Discretionary payment of the Prorated Bonus will be made when annual bonuses for the 2025 fiscal year are paid in the ordinary course to actively employed senior executives of the Company and is contingent on your continued service on the Board and provision of the Transition Services through the date such annual bonuses are paid; provided, however, that if, prior to the end of 2025, the Board determines that a financing or strategic transaction has been consummated that materially contributes to value creation at the Company, the Board agrees to pay the Prorated Bonus, along with any additional performance-based amounts in its discretion, by the end of 2025.

Miscellaneous

This Letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.

The provisions of Section 9 of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

Please acknowledge your acceptance of, and agreement to, the terms and conditions set forth in this letter by signing and dating this letter in the space provided below and returning it to the Company. Should you have any questions about this letter, please contact me.

Sincerely,

SERES THERAPUETICS, INC.

By: /s/ Stephen Berenson

Stephen Berenson

Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Eric D. Shaff

Eric D. Shaff